Exhibit 10.23

December 18, 2019

Dear Ann-Christel:

Congratulations & welcome to the team! We are pleased to offer you the following position with Talend, Inc. (the "Company").  Here are the details of our offer.

Job Title:	Chief Revenue Officer

Manager:	Chief Executive Officer

Location:	Office-based in Redwood City, CA, USA

Start Date:	January 8, 2020

Package:

Annual Base Salary:	$ 360,000 USD

Annual Variable Salary:	$ 360,000 USD

On-Target Earnings:	$ 720,000 USD

Your salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible to participate in the Executive Team Bonus Plan at an on-target variable earnings of 100% of base salary to be paid annually. The first year’s on-target variable earnings will be guaranteed and paid quarterly. As an Officer of the company, you will receive Change-In-Control and Severance benefits. The Executive Team Bonus Plan details and the CiC/Severance agreement will be provided to you under separate cover. Your CiC/Severance agreement will provide that, in the event of a Non-COC Qualified Termination (as defined in the CiC/Severance agreement), in addition to any other benefits set forth in the CiC/Severance Agreement, 50% of the then-unvested shares subject to each of your then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable. In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels.

This is an exempt position for purposes of federal wage hour law.

City, CA, 94065, U.S.A.
Talend Inc. 800 Bridge Parkway Redwood City, CA, 94065, U.S.A.	www.talend .com

We will recommend to the Board of Directors that, at the first Board meeting following the date on which you become an employee eligible to receive Restricted Stock Units (RSUs), you be granted $3,300,000 USD of value in the form of time-based RSUs, (with each RSU representing one ordinary share of Talend S.A.), subject to customary capital adjustments as may be implemented by the Company from time to time. The actual number of RSUs granted will be determined at the time of grant and will represent the value offered.

The RSUs will vest over a four-year period in accordance with the vesting terms that will be set forth in your notice of grant, which will be determined by applicable legal requirements and will be subject to your continued status as an employee with the Company on the relevant vesting dates. In all other respects, the RSUs shall be subject to the terms, definitions, and provisions of the current Free Share Plan as approved by the Board and the notice of grant to be entered into by and between you and the Company.

As a full-time employee, you will be eligible to receive certain employee benefits with Talend starting your first day of employment including medical, dental and vision insurance, paid time off, life insurance, short- and long-term disability insurance, Flexible Spending Account. You will also be eligible to make contributions to a matching 401(k) retirement savings account on 1st of the month, following 60 days of employment.  Additionally, you will receive a monthly mobile allowance of $150 USD.

We are excited to have you join us and are confident that we’ve both made a great decision, but we want to remind you that in the U.S., your employment with The Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without prior notice. This at-will employment provision may not be modified or amended except by a written agreement signed by the Company Chief Executive Officer and you.

This offer is contingent upon your successful completion of a background investigation and reference checks, in compliance with applicable law.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Talend Inc. 800 Bridge Parkway Redwood City, CA, 94065, U.S.A.	www.talend .com

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with a Confidential Information and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

In the event of any conflict or inconsistency between the terms of this offer letter and any other terms of employment, including any executive bonus plan or CiC/Severance Agreement to which you may now or in the future be subject, the terms of this offer letter will prevail.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written, oral or implied. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein. We would appreciate that this offer be signed and returned by Friday, December 20, 2019.

We look forward to your favorable reply and to working with you at Talend.

Talend Inc. 800 Bridge Parkway Redwood City, CA, 94065, U.S.A.	www.talend .com

Sincerely,

/s/ Michelle Sitzman

Michelle Sitzman

VP, People

Agreed to and accepted:

Signature:	/s/ Ann-Christel Graham

Printed Name:	Ann-Christel Graham

Date:	Dec. 18, 2019

Talend Inc. 800 Bridge Parkway Redwood City, CA, 94065, U.S.A.	www.talend .com